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EXHIBIT 99.1

NEWS RELEASE
For Immediate Release

Contact:	Emanuel N. Hilario, Chief Financial Officer, 312-466-3966 Angelo and Maxie's, Inc.

Angelo and Maxie's Reports Fourth Quarter Results And Provides Update On Proposed Sale Of Two Remaining Steakhouses

        CHICAGO, March 25, 2004—Angelo and Maxie's, Inc. (OTCBB: AGMX) announced total revenues for the thirteen-week period ended December 29, 2003, were $7.5 million, as compared with total revenues of $7.7 million in the comparative period of 2002. The decrease in revenues is primarily due to the disposition of one restaurant in the fourth quarter of 2002. Same store sales for the thirteen-week period ended December 29, 2003, increased by 1.8%, as compared with the comparative thirteen-week period of 2002. Same store sales for the 2003 fiscal year ended December 29, 2003, increased by 1.7%, as compared with the 2002 fiscal year.

        For the thirteen-week period ended December 29, 2003, the Company incurred a net loss applicable to common shares of ($1,318,000), or ($0.66) net loss per common share, which includes a $1,300,000 impairment and restructuring charge consisting of the write-down of the net book value of the Angelo and Maxie's trade name. The net income applicable to common shares for the comparative period of 2002 was $106,000, or $0.05 net income per common share.

        For the fiscal year ended December 29, 2003, the Company incurred a net loss applicable to common shares of ($6,853,000), or ($3.44) net loss per common share. The net loss applicable to common shares for the comparative period of 2002 was ($12,610,000), or ($6.37) net loss per common share. Results for the 2003 fiscal year included asset impairment and restructuring charges of $5,728,000 and a loss from discontinued operations of $572,000. Results for the 2002 fiscal year included asset impairment and restructuring charges of $7,596,000 and a loss from discontinued operations of $2,287,000.

        Kenneth R. Posner, President and Chief Executive Officer, stated, "We continue to be pleased with our operating trends. Both our 2003 fiscal year comparative revenues and restaurant operating margins improved over the prior year in a rather difficult economic environment."

        The Company continues to focus on a sale of its remaining two steakhouses. In regards to this sale, the Company has engaged in discussions with interested parties; however, no definitive agreements have been reached and no assurances can be given that a sale will be consummated.

        Headquartered in Chicago, Angelo and Maxie's, Inc. currently operates two Angelo and Maxie's Steakhouses in the continental United States.

        Certain of the statements contained in this press release may be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements include financial projections, estimates and statements regarding plans, objectives and expectations of the Company and its management. Although the Company believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that its expectations will be achieved. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Information on significant potential risks and uncertainties is set forth more fully in the Company's filings with the Securities and Exchange Commission, including quarterly reports on Form 10- Q, reports on Form 8-K and annual reports on Form 10-K.

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ANGELO AND MAXIE'S, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Quarter ended December 29, 2003	Quarter ended December 30, 2002	Year ended December 29, 2003	Year ended December 30, 2002
Revenues	$7,541	$7,692	$26,486	$27,382

Operating costs and expenses:
Cost of sales	2,751	2,720	9,548	9,764
Restaurant labor	1,624	1,758	6,102	6,560
Other operating costs	1,298	1,328	4,776	5,179
Rent	600	540	2,402	2,303

Total restaurant costs	6,273	6,346	22,828	23,806
Selling, general and administrative expenses	662	660	2,589	1,575
Depreciation and amortization	29	331	792	1,368
Impairment of assets and restructuring charges	1,300	38	5,728	7,596
(Gain) loss on disposal of assets	—	35	(6)	37

Total restaurant and operating costs	8,264	7,410	31,931	34,382

(Loss) income from operations	(723)	282	(5,445)	(7,000)
Interest expense (income), net	30	(2)	112	2,615
Other income	(51)	(51)	(204)	(202)

(Loss) income from continuing operations before income taxes	(702)	335	(5,353)	(9,413)
Provision for income taxes	—	—	—	—

(Loss) income from continuing operations	(702)	335	(5,353)	(9,413)

Discontinued operations:
Income from operations	—	—	—	146
Loss on sale	(384)	—	(572)	(2,433)

Loss from discontinued operations	(384)	—	(572)	(2,287)

Net (loss) income	(1,086)	335	(5,925)	(11,700)
Preferred dividends	232	229	928	910

Net (loss) income applicable to common Shares	$(1,318)	$106	$(6,853)	$(12,610)

Net income (loss) per common share-Basic and diluted:
Continuing operations	$(0.47)	$0.05	$(3.15)	$(5.21)
Discontinued operations	(0.19)	—	(0.29)	(1.16)

	$(0.66)	$0.05	$(3.44)	$(6.37)

Weighted-average shares outstanding	2,000	1,986	1,995	1,981

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  EXHIBIT 99.1
ANGELO AND MAXIE'S, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF OPERATIONS (In thousands, except per share data) (Unaudited)